Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.

ANNOUNCES RESULTS FOR THE THIRD QUARTER

ENDED SEPTEMBER 30, 2019

Tontitown, Arkansas, October 15, 2019......P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported net income of $4.6 million, or diluted earnings per share of $0.79 ($0.80 basic), for the quarter ended September 30, 2019, and net income of $21.5 million, or diluted earnings per share of $3.65 ($3.68 basic), for the nine-month period then ended. These results compare to net income of $9.2 million, or diluted earnings per share of $1.52 ($1.53 basic), for the quarter ended September 30, 2018, and net income of $17.9 million, or diluted earnings per share of $2.89 ($2.93 basic), for the nine-month period then ended.

Operating revenues decreased 8.1% to $129.0 million for the third quarter of 2019 compared to $140.3 million for the third quarter of 2018. The decrease in operating revenues includes an 18.6% decrease in fuel surcharge revenue from $23.1 million for the third quarter of 2018 to $18.8 million for the third quarter of 2019 as average fuel prices were lower during the third quarter of 2019 compared to the third quarter of 2018. For the nine months ended September 30, 2019, operating revenues decreased 1.1% to $390.7 million compared to $395.1 million during the nine months ended September 30, 2018. The decrease in operating revenues includes a 12.2% decrease in fuel surcharge revenue from $65.8 million for the first nine months of 2018 to $57.8 million for the first nine months of 2019 as average fuel prices were lower during the first nine months of 2019 compared to the first nine months of 2018.

Daniel H. Cushman, President of the Company, commented, “I could not be more pleased with our team at PAM, particularly in how they have handled adversity this quarter. I have been working in the trucking industry for over forty years, and for many of those years I have felt that it was a vital part of my responsibilities to stay abreast of available information about competition in the industry. Many of our competitors are publicly traded companies, which allows me to read their quarterly earnings releases and gain an understanding of how they are performing, what they are doing and how they are doing it. In reading these releases, I occasionally see mention of unusual events that have negatively impacted their earnings. PAM experienced such an unusual event beginning September 16, 2019 in the form of the United Auto Workers labor strike against General Motors. I don’t recall many mentions by others that compare to such a blow as having your largest customer essentially shut down operations without warning.

“Historically, each July many of our automotive customers perform scheduled plant down times during which they do not ship. For many years this down time meant PAM would lose money in July. I am very proud of the fact that, despite the combined effect of this regularly schedule downtime and the unscheduled interruption of our freight network driven by the GM strike, we remained profitable for each month of the third quarter. A primary goal throughout my tenure at PAM has been customer diversification, both within the automotive sector and by expanding our customer base outside of the automotive sector. General Motors is our largest customer and represents approximately 20% of our revenue.

“At the inception of the strike we had to decide to either begin a holding pattern until the strike ended or to redeploy our assets elsewhere. We decided the latter and our sales, customer service, operations and logistics teams immediately began leading efforts to find replacement freight for the approximately 400 drivers affected, with our primary concern to do as much as we could to take care of them during this difficult time. Our concerted efforts to keep these drivers moving has generated activity with customers that we are optimistic will continue beyond the strike, which will further assist in our growth strategy after the strike ends. Our driver numbers held steady through the end of the quarter and have actually increased slightly as of the date of this filing.

“I have often been asked if I believe that PAM has the right business model. I believe now more than ever, that the answer is “yes”. I believe that PAM performs exceptionally well in two of the most difficult service offerings in the trucking industry - automotive and cross-border Mexico. Mexico continues to be a great contributor and we continue to make the investments required for success there, including technology, human resources and our state of the art facility in Laredo. Our cross-dock facility in Laredo has assisted in our efforts to diversify with manufacturing and retail customers by utilizing our Logistics services and has also provided replacement freight for assets during the GM strike.

“Our Logistics division has experienced a declining revenue trend that is similar to that of other asset-based logistics providers and is related primarily to the lower rates in the spot market. Where I feel we are differentiating ourselves is that, for the year, we have successfully maintained year-over-year profitability levels in this division. There are two other areas within this division that are also very satisfying. The first is that, although top line revenue is down year-over-year, we are growing the number of customers serviced. We expect this growth to be a major contributor to revenues when market conditions improve. The second is an improvement in the coordination between our Logistics division and our asset group which resulted in an increase in the number of loads covered by the combined organization. This ‘back and forth’ relationship is what we aspired to achieve in building our model.

“In the context of the challenges presented by the strike at General Motors, I am very pleased with our performance for the quarter. We have demonstrated a few very important things. The strike is not good for us and we will not be at optimum performance levels for as long as it lasts. General Motors, as our largest customer, is very good for us overall and we need the strike to end. We have also shown that, even with these extreme challenges, our current profit model can adapt to changing circumstances and market conditions. We have an extraordinary team. We found ways to make a difficult situation positive. We continue to add customers during this difficult phase and believe this will put us in a stronger position over the long run.”

About P.A.M. Transportation Services, Inc.

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Forward-Looking Statements

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results, prospects, plans or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited) (in thousands, except earnings per share)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Revenue, before fuel surcharge	$110,149	$117,259	$332,845	$329,244
Fuel surcharge	18,845	23,066	57,834	65,842
Operating Revenues	128,994	140,325	390,679	395,086

Operating expenses and costs:
Salaries, wages and benefits	32,920	30,389	94,587	88,999
Operating supplies and expenses	25,455	24,026	73,487	70,203
Rent and purchased transportation	40,740	53,108	128,647	151,100
Depreciation	14,173	12,168	40,975	36,526
Insurance and claims	3,697	4,310	11,871	13,029
Other	3,788	3,262	10,321	8,910
Loss (gain) on disposition of equipment	688	(91)	361	(607)
Total operating expenses and costs	121,461	127,172	360,249	368,160

Operating income	7,533	13,153	30,430	26,926

Interest expense	(2,178)	(1,711)	(6,277)	(4,226)
Non-operating income	490	935	3,766	688

Income before income taxes	5,845	12,377	27,919	23,388
Income tax expense	1,264	3,129	6,383	5,464

Net income	$4,581	$9,248	$21,536	$17,924

Diluted earnings per share	$0.79	$1.52	$3.65	$2.89

Average shares outstanding – Diluted	5,799	6,088	5,907	6,203

	Quarter Ended September 30,		Nine Months Ended September 30,
Truckload Operations	2019	2018	2019	2018

Total miles (in thousands)	53,845	56,047	162,451	168,795
Operating ratio (1)	92.62%	87.39%	90.20%	91.12%
Empty miles factor	7.31%	5.47%	7.20%	5.99%
Revenue per total mile, before fuel surcharge	$1.72	$1.66	$1.70	$1.56
Total loads	101,047	100,808	303,587	299,294
Revenue per truck per work day	$693	$769	$699	$740
Revenue per truck per week	$3,466	$3,846	$3,494	$3,698
Average company-driver trucks	1,557	1,351	1,512	1,303
Average owner operator trucks	527	565	551	555

Logistics Operations
Total revenue (in thousands)	$17,706	$24,417	$57,523	$66,747
Operating ratio	95.98%	94.07%	94.01%	94.58%

1)

Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.